Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES

PRICING OF PUBLIC OFFERINGS OF COMMON STOCK AND

MANDATORY CONVERTIBLE PREFERRED STOCK

October 22, 2013 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its concurrent offerings of 36,000,000 shares of its common stock at $74.00 per share and 8,500,000 shares of its 4.50% Mandatory Convertible Preferred Stock, Series A, at $100.00 per share. In addition, the underwriters in each respective offering have been granted an option to purchase up to an additional 5,400,000 shares of common stock and up to an additional 1,275,000 shares of Mandatory Convertible Preferred Stock. These offerings are separate public offerings made by means of separate prospectus supplements and the closing of each offering is not contingent on the other or upon the consummation of the AT&T Transaction as discussed below.

Unless converted earlier, each share of Mandatory Convertible Preferred Stock will convert automatically on November 1, 2016, into between 1.0811 and 1.3513 shares of Crown Castle common stock, subject to customary anti-dilution adjustments. The number of shares of common stock issuable upon conversion will be determined based on the average VWAP per share of Crown Castle common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

Dividends on the shares of Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by Crown Castle’s board of directors, at an annual rate of 4.50% on the liquidation preference of $100.00 per share. The dividends may be paid in cash, or subject to certain limitations, in shares of Crown Castle common stock or any combination of cash and shares of common stock on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2014, and to, and including, November 1, 2016.

The net proceeds from the common stock offering and the Mandatory Convertible Preferred Stock offering will be approximately $2.59 billion and $825.5 million, respectively, in each case after

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estimated issuance discounts, commissions and offering expenses payable by Crown Castle. Crown Castle expects to use the net proceeds from these offerings, together with cash on hand and additional debt financing, including additional borrowings under its revolving credit facility, to finance the consideration to be paid to AT&T, Inc. (“AT&T”) and its affiliates in connection with the recently announced transaction between Crown Castle and AT&T (the “AT&T Transaction”). If for any reason the AT&T Transaction does not close or closes with respect to a reduced number of sites or for reduced consideration, then Crown Castle expects to use any remaining net proceeds from these offerings for general corporate purposes, which may include the repurchase or repayment of indebtedness.

Morgan Stanley, BofA Merrill Lynch, J.P. Morgan Securities LLC and Barclays are the joint book-running managers on the common stock and Mandatory Convertible Preferred Stock offerings.

These offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by contacting: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 222 Broadway, New York, New York 10038, or by email at dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com, or telephone: (888) 603-5847. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the use of proceeds from the proposed offerings. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

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